FOR IMMEDIATE RELEASE	Contact: Maria Vafiades
Telephone: (508) 947-4343

MAYFLOWER BANCORP, INC. ANNOUNCES DIRECTOR CHANGES

MIDDLEBOROUGH, MA, July 12, 2010 -- Mayflower Bancorp, Inc. (Nasdaq: MFLR), the parent company of Mayflower Co-operative Bank, announced today that Mr. William C. MacLeod, a long time director and the former Chief Executive Officer of the Bank, has announced his retirement from the Board of Directors of the Company and the Bank, effective upon the expiration of his term as a director at the Company’s upcoming 2010 annual meeting of stockholders.  The Board of Directors has nominated Mr. Edward J. Medeiros for election as a director at the upcoming annual meeting to fill the seat being vacated by Mr. MacLeod.  Mr. MacLeod has agreed to stay on as a Director Emeritus.

A long time resident of Middleborough, Mr. Medeiros is a Commissioner and the Treasurer of the Middleborough Housing Authority, and an active member of numerous civic and nonprofit boards and entities.  He is an experienced real estate developer, general contractor and property manager, and the owner of a Middleborough-based commercial and residential floor covering business.

“We are delighted that Mr. Medeiros has agreed to stand for election as a director of Mayflower Bancorp,” said Mr. Edward M. Pratt, President and Chief Executive Officer of Mayflower Bancorp and Mayflower Co-operative Bank.  “We believe he will make an outstanding contribution to our Board.”  Mr. Pratt continued, “We would like to thank Mr. MacLeod for his many years of service to our Bank and our community, and we are pleased that he will continue to work with us in an advisory capacity.”

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleborough and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit http://www.mayflowerbank.com.

This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.

The nomination of Mr. Medeiros will be submitted to Mayflower Bancorp’s stockholders for their consideration at Mayflower Bancorp’s 2010 annual meeting of stockholders.  Mayflower Bancorp will file a proxy statement with the Securities and Exchange Commission (the “SEC”).  STOCKHOLDERS OF MAYFLOWER BANCORP ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  You will be able to obtain a free copy of the proxy statement at the SEC's website (http://www.sec.gov). Copies of the proxy statement can be obtained, without charge, by directing a request to Maria Vafiades at P.O. Box 311, Middleborough, MA  02346, (508) 947-4343.

Mayflower Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mayflower Bancorp in connection with the nomination of Mr. Medeiros.  Information about the directors and executive officers of Mayflower Bancorp and their ownership of Mayflower Bancorp common stock will be contained in the proxy statement when it becomes available.